CONEXANT SYSTEMS, INC.
2001 PERFORMANCE SHARE PLAN
TERMS AND CONDITIONS FOR FEBRUARY 22, 2006 AWARD
TO DWIGHT W. DECKER

Pursuant to your Grant Letter and these Performance Share Award Terms and Conditions (the “Terms and Conditions”), Conexant Systems, Inc. (the “Company”) has awarded you a Performance Share Award under its 2001 Performance Share Plan (the “Plan”) as a form of incentive compensation. The Grant Date for the Performance Share Award is as provided in the Grant Letter.

The details of your Performance Share Award are governed by the Plan and Grant Letter, the terms of which are incorporated herein by reference, and these Terms and Conditions. Capitalized terms not explicitly defined in these Terms and Conditions but defined in the Plan shall have the same definitions as in the Plan.

1. Number of Shares. The number of Shares subject to this Performance Share Award is as set forth in the Grant Letter, subject to adjustment from time to time for capitalization adjustments as provided in subsection 8(a) of the Plan.

2. Vesting.

(a) Provided you are an Employee on each Date of Determination (as defined below), then, subject to the limitations contained herein, your Performance Share Award shall vest if and to the extent determined by the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion based upon its assessment of your performance. The Committee will consider a number of factors in its assessment of your performance, including, but not limited to, achievement and progress in the areas of Conexant’s Phase III recovery strategy, strategic planning, financial results, succession planning, leadership and investor relations.

(b) A “Date of Determination” shall be the date or dates on which the Committee evaluates your performance under this Performance Share Award and makes a determination with respect to the vesting of your Performance Share Award. For purposes of these Terms and Conditions, a Vesting Date with respect to any Shares that vest under your Performance Share Award shall be no earlier than at least one business day following a Date of Determination. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine on a Date of Determination that all, some or none of the Shares shall vest under the Performance Share Award and that all, some or none of the Shares covered by this Performance Share Award shall terminate as of such Date of Determination and will not vest in the future.

3. Term. Subject to the provisions of Section 4 herein, the term of your Performance Share Award commences on the Grant Date and expires upon the earlier of (i) the date you cease to provide services as an Employee for any reason, or (ii) with respect to that portion of the Shares subject to your Award that the Committee shall determine has not vested on the Date of Determination, then on such date.

4. Payment /Form of Payment.

(a) Payment. To the extent that your Performance Share Award (or any portion thereof) vests in accordance with Section 2 herein, then you shall automatically receive on (or as soon as reasonably practicable following) the Vesting Date, with respect to the vested portion of your Performance Share Award, a Payment, in the form described below, in an amount equal to the Fair Market Value Per Share on the Vesting Date multiplied by the number of Shares as to which the Performance Share Award is vested as of such Vesting Date, subject to the withholding requirements set forth in Section 6 herein. Notwithstanding the foregoing, if the Vesting Date occurs during a time when you are prevented from selling securities to the public because such sale would violate federal or state securities laws or because such sale would violate the Company’s insider trading policy, then you shall automatically receive a Payment as soon as reasonably practicable following the date on which you would not be so prohibited from selling such shares.

(b) Form of Payment. The Payment made pursuant to subsection 4(a) herein shall be made in the form of either (a) shares of Common Stock of the Company, (b) cash, or (c) a combination of the foregoing, in either case in the Company’s sole discretion, based upon the Fair Market Value Per Share on the Vesting Date, subject to the withholding requirements set forth in Section 6 herein.

5. No Rights as a Stockholder. The receipt of this Performance Share Award shall not entitle you to any shares of Common Stock (other than those shares that you may receive, at the election of the Board or the Committee, as Payment with respect to the vested portion of your vested Performance Share Award), and you will not be treated as a stockholder of the Company solely as a result of having received this Performance Share Award.

6. Responsibility for Taxes and Withholding Obligations.

(a) You hereby acknowledge and agree that the ultimate liability for any and all tax, social insurance and payroll tax withholding (“Tax-Related Items”) is and remains your responsibility and liability, and that the Company or its Subsidiaries: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Award, including the grant or vesting of the Performance Share Award and the subsequent sale of Shares subject to the Performance Share Award; and (b) do not commit to structure the terms of the Performance Share Award to reduce or eliminate your liability for Tax-Related Items.

(b) As a condition to receiving Payment (in whole or in part) with respect to the vested portion of your vested Performance Share Award, you authorize withholding from the amount of such Payment or from your payroll any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or its Subsidiaries, if any, which arise in connection with your receipt of (and Payment pursuant to) your Performance Share Award.

(c) Upon your request and subject to approval by either the Board or the Committee, in its sole and exclusive discretion, and any applicable conditions or restrictions of law, prior to any Payment to you as described in subsection 4(a) hereof, the Company may (but shall not be obligated to) permit you to enter into an alternative arrangement with the Company providing for the payment by you to the Company of any Tax-Related Items arising by reason of your receipt of such Payment. To the extent that the Board or the Committee approves such an alternative withholding arrangement with respect to you, upon receipt by the Company from you of amounts necessary to satisfy the Tax-Related Items in connection with your receipt of (and Payment pursuant to) your Award, then you shall receive the Payment with respect to the vested portion of your Performance Share Award.

7. Notices. Any notices provided for in your Performance Share Award or the Plan shall be given by you in writing (or through electronic means approved in advance by the Company) and shall be deemed effectively given only upon receipt by the Company or, in the case of notices delivered by the Company to you, may be given either in writing or by electronic means (which may include, but shall not be limited to, email) and shall be deemed effectively given as of the date of such notice.

8. Acknowledgement and Waiver. You may reject your Performance Share Award by providing notice of such rejection to the Company prior to the Vesting Date, as provided herein. If you do not reject a Performance Share Award, then you will be deemed to have accepted the Performance Share Award. In accepting the Performance Share Award, you acknowledge that: (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Share Awards, or benefits in lieu of Performance Share Awards even if Performance Share Awards have been made repeatedly in the past; (iii) all decisions with respect to any such future Performance Share Awards will be at the sole discretion of the Company; (iv) your participation in the Plan shall not create a right to further employment with the Company, its Subsidiaries or your Employer and shall not interfere with the ability of the Company or your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the Performance Share Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) in the event of involuntary termination of your employment, your right to receive Performance Share Awards and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law; (viii) if you are an Employee providing services outside the United States, the Performance Share Award has been granted to you in your status as an Employee of your Employer, and, in the event that your Employer is not the Company, the Performance Share Award can in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the Company; (ix) the future value of the Shares subject to the Performance Share Award is unknown and cannot be predicted with certainty; and (x) no claim or entitlement to compensation or damages arises from termination of the Performance Share Award or diminution in value of the Shares subject to the Performance Share Award and you irrevocably release the Company, its Subsidiaries and your Employer from any such claim that may arise.

9. Miscellaneous.

(a) All rights and liabilities with respect to your Performance Share Award are set forth in the Plan, these Terms and Conditions and the Grant Letter.

(b) Except as otherwise provided, the Plan, these Terms and Conditions, the Grant Letter and any agreement between you and the Company governing your employment with the Company set forth the entire understanding between you and the Company and its Subsidiaries regarding this Performance Share Award and the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

10. Governing Plan Document. Your Performance Share Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Performance Share Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Performance Share Award and those of the Plan, the provisions of the Plan shall control.

11. Applicable Laws and Regulations. These Terms and Conditions are governed by the laws of the State of Delaware, without regard to its conflicts of laws principles, and the federal law of the United States. If you have received these Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

12. Severability. If one or more of the provisions of these Terms and Conditions shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Terms and Conditions to be construed so as to foster the intent of the Terms and Conditions and the Plan.

13. Nonassignability of Performance Share Awards. No Performance Share Award granted under the Plan (or the right to receive Payment pursuant thereto) shall be assignable or transferable in any manner by you other than by (a) will, or (b) the laws of descent and distribution. During your lifetime, vested Shares subject to Performance Share Awards held by you shall be payable only to you or your guardian or legal representative.